UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.        )

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Celsion Corporation

(Name of Registrant as Specified in its Charter)

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January 26, 2022

Celsion Shareholders:

Please take a very important step to preserve your CLSN investment and to help ensure that Celsion can continue to develop its portfolio of innovative immunotherapy and vaccine product candidates. We are asking you to vote “FOR” the proposal to approve a reverse split of the company’s common stock. This will accomplish two very important objectives – (1) regain compliance with Nasdaq listing requirements so that our common stock will remain listed on Nasdaq and (2) provide us with increased availability to authorized shares to fund future product development efforts, acquire additional technologies and products, and attract new employees.

●	Without approval of the reverse stock split proposal, our stock may be delisted from Nasdaq.

●	If our common stock is delisted from Nasdaq, this would adversely affect the value of our common stock and trading volume, making it more difficult to buy and sell our securities.

●	On the other hand, the reverse stock split will enable us to maintain our common stock’s volume and ease of trading and encourage a broad range of investors to invest in our company. This will also inspire analysts and brokers to remain interested in covering and dealing with our securities.

The reverse stock split will also help us to continue having access to capital through the increased availability of authorized shares. This is imperative for a development stage company to pursue our current and future growth strategies and to assure the necessary funds to do so.

But this will not be possible without your vote “FOR” the

reverse stock split proposal.

HOW YOU CAN HELP

Enclosed you will find a definitive Proxy Statement on Schedule 14A regarding the Special Meeting of Shareholders scheduled to be held on Thursday, February 24, 2022. Shareholders as of the Special Meeting’s record date, January 14, 2022, will be entitled to vote at the Special Meeting. Celsion’s Board of Directors is unanimously in favor of the reverse stock split proposal and urges all shareholders to approve this proposal by voting “FOR” proposal #1.

Time is short and the need for your approval of the reverse stock split proposal is urgent. A vote “FOR” the proposal will help to protect your investment in Celsion and will ensure that you can benefit fully from future potential value creation. We appreciate your continued support for Celsion and we are eager to share more with you in future communications.

Sincerely,

Michael H. Tardugno

Chairman, President & CEO

Please vote your shares “FOR” the reverse stock proposal as recommended by your Board of Directors by responding to the proxy material that you have received. If you require any assistance with voting your shares, please contact our proxy solicitation firm at the telephone number and email below:

Laurel Hill Advisory Group

888-742-1305

CLSN@laurelhill.com

REVERSE STOCK SPLIT PROCESS

A reverse stock split decreases the number of outstanding shares and increases the price per share – and is a mechanism often used by companies to regain compliance with an exchange’s “minimum bid price” listing requirement. For the purpose of regaining compliance with Nasdaq requirements, Nasdaq’s minimum listing price per share is $1.00. If the reverse stock split proposal is approved, each shareholder will hold the same percentage ownership interest in the company as before the reverse stock split; all shareholders will simply hold fewer shares.